EXHIBIT 99.1

Summary Financial Data
The following table summarizes our financial information for each of the three fiscal years in the three-year period ended September 28, 2019, which is derived from our audited consolidated financial statements. The summary financial information as of and for the three fiscal years in the three-year period ended September 28, 2019 has been derived from our audited financial statements. The financial statement data should be read in conjunction with our financial statements and the notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended September 28, 2019.

	Fiscal year
(dollars in thousands)	2017	2018	2019

Statement of operations data:
Net sales	$2,497,524	$2,709,468	$2,904,663
Cost of sales	1,763,758	1,923,179	2,088,831
Inventory write-down – restructuring(1)	—	12,198	—
Gross profit	733,766	774,091	815,832
Research and development	144,157	129,838	126,453
Selling, general and administrative	346,281	388,434	404,653
Interest	34,551	36,238	39,269
Restructuring(1)	—	28,794	—
Other	27,066	6,950	11,699
Earnings before income taxes	181,711	183,837	233,758
Income taxes	41,301	87,209	54,010
Net earnings	$140,410	$96,628	$179,748
Balance sheet data:
Cash and cash equivalents	$386,969	$127,706	$92,548
Working capital(2)	997,005	797,919	901,315
Total assets	3,090,592	2,964,048	3,114,237
Total debt	957,037	862,824	833,233
Shareholders’ equity	1,214,304	1,224,986	1,322,481
Additional data:
Net cash provided by operating activities	$217,780	$102,407	$181,423
Net cash used by investing activities	(109,523)	(141,642)	(115,720)
Net cash used by financing activities	(75,658)	(221,569)	(98,681)
Depreciation and amortization	90,167	88,572	85,260
Capital expenditures	75,798	94,517	118,422
Total backlog(3)	n/a	n/a	2,232,605
12-month backlog(4)	1,211,797	1,481,230	1,502,028
Free cash flow(5)	141,984	7,890	63,001
Free cash flow conversion(5)	101.1%	8.2%	35.0%
EBITDA(6)	306,429	308,647	358,287
Adjusted EBITDA(6)	325,611	355,443	364,751
Pro forma financial data(7):
Total debt			$843,391
Secured debt			$443,391
Ratio of total debt to Adjusted EBITDA			2.3x
Ratio of secured debt to Adjusted EBITDA			1.2x

(1)
In fiscal 2018, we initiated restructuring actions in conjunction with exiting the wind pitch control business within our Industrial Systems segment. The restructuring charges in fiscal 2018 consisted of (i) $12,198 of non-cash inventory reserves, which is included in the line item “Inventory write-down — restructuring” above and (ii) $12,316 of non-cash charges for the impairment of intangible assets, $2,162 of non-cash charges, primarily for the impairment of other long-lived assets, $7,969 for severance, $3,130 for facility closure and $3,217 for other costs, which are included in the line item “Restructuring” above.

(2)	Working capital is current assets minus current liabilities.

(3)	Total backlog is defined as confirmed orders we believe will be recognized as revenue, although we note that backlog dollars may not necessarily convert into sales.

(4)	12-month backlog is defined as confirmed orders we believe will be recognized as revenue in the next twelve months.

(5)	We define free cash flow as net cash provided by operating activities less capital expenditures. We define free cash flow conversion as free cash flow divided by net earnings.
In fiscal 2018, free cash flow reflects the impact of accelerated pension funding of approximately $85 million.

(6)
We define EBITDA as net earnings before income taxes, interest and depreciation and amortization. We believe EBITDA is a useful supplement to net earnings in understanding our performance and our ability to meet our future debt service costs and capital expenditure requirements. EBITDA does not represent net earnings as defined by U.S. generally accepted accounting principles (“GAAP”) and is not a measure of performance or liquidity under generally accepted accounting principles. Accordingly, EBITDA should not be construed as an alternative to net earnings, net cash provided by operating activities or other measures as determined in accordance with GAAP as a measure of our performance or liquidity. Our definition of EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA for the periods presented as EBITDA before impairments, restructuring charges, non-cash expense for equity-based awards to our directors, officers and key employees and loss on a business divestiture.

However, Adjusted EBITDA does not represent income or net cash provided by operating activities as defined by GAAP. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Accordingly, Adjusted EBITDA should not be construed as alternatives to net cash provided by operating activities, net earnings or other measures as determined in accordance with GAAP as an indication of our operating performance or as a measure of our liquidity. Moreover, Adjusted EBITDA and EBITDA do not necessarily indicate whether cash flows will be sufficient to fund cash needs, including debt service, and such measures as presented herein may differ from and may not be comparable to similarly titled measures used by other companies.

Set forth below is our calculation of EBITDA and Adjusted EBITDA:

	Fiscal year
(dollars in thousands)	2017	2018	2019
Net earnings	$140,410	$96,628	$179,748
Income taxes	41,301	87,209	54,010
Interest	34,551	36,238	39,269
Depreciation and amortization	90,167	88,572	85,260
EBITDA	$306,429	$308,647	$358,287
Adjustments:
Impairments(a)	1,400	—	—
Restructuring(b)	—	40,992	—
Equity-based compensation(c)	4,582	5,804	6,464
Loss on a business divestiture(d)	13,200	—	—
Total adjustments	$19,182	$46,796	$6,464
Adjusted EBITDA	$325,611	$355,443	$364,751

(a)
In fiscal 2017, we recorded $1,400 of impairment charges in our Space and Defense Controls segment. These charges related to a write down on the value of equipment that no longer met production requirements and was held for sale.

(b)
In fiscal 2018, we initiated restructuring actions in conjunction with exiting the wind pitch control business within our Industrial Systems segment. The restructuring charges in fiscal 2018 consisted of $12,198 of non-cash inventory reserves, $12,316 of non-cash charges for the impairment of intangible assets, $2,162 of non-cash charges, primarily for the impairment of other long-lived assets, $7,969 for severance, $3,130 for facility closure and $3,217 for other costs.

(c)
We have equity-based compensation plans that authorize the issuance of equity-based awards for shares of Class A and Class B common stock to directors, officers and key employees. Expense is based on share-based payment awards that are ultimately expected to vest.

(d)	We sold non-core businesses in our Space and Defense controls segment. We recorded losses in other expense of $13,200 and consideration of $7,000 related to the sales.

(7)	Gives effect to this Offering (as defined below) and the application of the net proceeds therefrom, as if each had occurred as of September 28, 2019.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 28, 2019 (i) on an actual basis and (ii) as adjusted to give effect to the Company’s previously announced proposed offering of $400.0 million of senior notes due 2027 (the “notes”) offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Offering”), including application of the net proceeds therefrom.

	As of September 28, 2019
(dollars in thousands)	Actual	As adjusted
Cash and cash equivalents(1)	$92,548	$92,548
Total debt (including current maturities):
Senior bank credit facility due 2024(2)(3)	$395,712	$305,712
Other senior debt	137,679	137,679
5.250% senior notes due 2022	300,000	—
New senior notes due 2027(4)	—	400,000
Total debt	833,391	843,391
Total shareholders' equity	1,322,481	1,318,543
Total capitalization	$2,155,872	$2,161,934

(1)	Includes $2.8 million of restricted cash.

(2)
On October 15, 2019, the senior bank credit facility final maturity was extended to October 15, 2024. Assuming that the closing of this Offering and the application of the estimated net proceeds therefrom had occurred on September 28, 2019, we would have had $760.0 million of availability under our senior bank credit facility (after deducting approximately $34.3 million of outstanding letters of credit) as of such date.

(3)
As of December 4, 2019, we have borrowed an additional approximately $150.0 million under our senior bank credit facility as compared to the amount borrowed thereunder as of September 28, 2019 for various general corporate purposes, including working capital needs and the acquisition of GAT at a purchase price of €48.5 million.

(4)	Represents the principal amount of the notes offered in the Offering and does not reflect the initial purchasers’ discount.

Other Financial Information
As of September 28, 2019, after giving effect to the Offering and the application of the net proceeds therefrom, we would have had total debt of $843.4 million (of which approximately $443.4 million would be secured), and we would have had $760.0 million available for borrowing under our senior bank credit facility (after deducting approximately $34.3 million of outstanding letters of credit).
In fiscal 2019, approximately 16% of our sales came from our European operations, approximately 5% from our Asian operations, and the remaining 79% were generated predominantly in the United States. While sales from U.S. operations are the largest component of global sales, U.S. sales, particularly in the commercial aircraft market, include a significant portion of demand driven by various geographic markets globally.

Additional Historical Financial Data
Set forth below is our calculation of EBITDA and Adjusted EBITDA for fiscal 2014, 2015 and 2016, respectively.

	Fiscal year
(dollars in thousands)	2014	2015	2016
Net earnings	$158,198	$131,883	$123,633
Income taxes	60,725	51,951	49,227
Interest	12,513	28,967	34,605
Depreciation and amortization	109,259	103,609	98,732
EBITDA	$340,695	$316,410	$306,197
Adjustments:
Equity-based compensation(1)	7,189	5,074	3,271
Impairments(2)	—	3,606	4,800
Restructuring(3)	12,913	15,449	15,393
Redemption of Sr. Sub. Notes(4)	8,002
Investment loss(5)	5,593
Earnout adjustments(6)	(1,585)
Total adjustments	$32,112	$24,129	$23,464
Adjusted EBITDA	$372,807	$340,539	$329,661

(1)
We have equity-based compensation plans that authorize the issuance of equity-based awards for shares of Class A and Class B common stock to directors, officers and key employees. Expense is based on share-based payment awards that are ultimately expected to vest.

(2)
In fiscal 2016, we recorded a $4,800 goodwill impairment charge in Space and Defense Controls related to an additive manufacturing acquisition. In fiscal 2015, we recorded impairment charges of $2,432 in our Industrial Systems segment, primarily related to intangible assets from a wind energy product line that we decided to exit. We also recorded a $1,174 charge related to our medical business.

(3)
In fiscal 2016, we incurred $15,393 of restructuring expenses in conjunction with exiting a product line within Aircraft Controls in the U.S. and a facility in the U.K. We also took actions in specific markets and locations in Components and Industrial Systems that resulted in workforce reductions in Canada, Europe and the U.S. for Components. In fiscal 2015, we incurred $15,449 of restructuring expenses which consisted primarily of severance charges in Industrial Systems, Space and Defense Controls and Aircraft Controls. In fiscal 2014, we incurred $12,913 of restructuring expenses, which consisted primarily of severance charges in Aircraft Controls and Space and Defense Controls.

(4)	In the first quarter of 2014, we repurchased our 7 1/4% senior subordinated notes due on January 15, 2018. In doing so, we incurred a 3.625% call premium.

(5)	Write downs related to value of minor equity investments primarily attributable to our Industrial Systems segment.

(6)
We recorded income from earnout adjustments. These adjustments resulted from updated sales projections of acquisitions which reduced the maximum payout amount attributable to our Aircraft Controls and Space and Defense Controls segments.